EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
among:
EntreMed, Inc.
a Delaware corporation;
E.M.K. Sub, Inc.
a Delaware corporation;
Miikana Therapeutics Inc.
a Delaware corporation; and
Stockholder Representative

Dated as of December 22, 2005

EXHIBITS*

Exhibit A	-	Certain Definitions

Exhibit B	-	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

Exhibit C	-	Form of Amended and Restated Bylaws of Surviving Corporation

Exhibit D	-	Escrow Agreement

*	Registrant has omitted certain exhibits to the Merger Agreement referenced above and agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.

Execution Version

SECTION 1. DESCRIPTION OF TRANSACTION	1
1.1 Merger of Merger Sub into the Company	1
1.2 Effect of the Merger	1
1.3 Closing; Effective Time	1
1.4 Certificate of Incorporation and Bylaws; Directors and Officers	3
1.5 Conversion of Shares	3
1.6 Contingent Consideration	5
1.7 Closing of the Company’s Transfer Books	7
1.8 Surrender or Exchange of Certificates	8
1.9 Establishment of Escrow Fund	8
1.10 Stockholder Representative	8
1.11 No Fractional Shares	9
1.12 Restrictive Share Legend	9
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10
2.1 Due Organization; No Subsidiaries; Organizational Documents	10
2.2 Capitalization, Etc	10
2.3 Financial Statements	11
2.4 Real Property; Lease Agreements	11
2.5 Tangible Personal Property	12
2.6 Intellectual Property	12
2.7 Contracts	16
2.8 Compliance with Laws	17
2.9 Permits	17
2.10 Tax Matters	17
2.11 Employee and Labor Matters; Benefit Plans	18
2.12 Environmental Matters	20
2.13 Insurance	21
2.14 Related Party Transactions	21
2.15 Legal Proceedings	21
2.16 Authority; Binding Nature of Agreement; Non-Contravention	21
2.17 Absence of Certain Changes	22
2.18 No Undisclosed Liabilities	22
2.19 Financial Advisor	22

2.20 Regulatory Compliance	22
2.21 Clinical Material	24
SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	24
3.1 Due Organization	24
3.2 Capitalization, Etc	24
3.3 Financial Statements	25
3.4 Compliance with Laws	26
3.5 Authority; Binding Nature of Agreement; Non-Contravention	26
3.6 SEC Filings	27
3.7 Transactions with Affiliates	27
3.8 Merger Sub	27
3.9 Valid Issuance	27
SECTION 4. CERTAIN COVENANTS OF THE COMPANY	27
4.1 Access and Investigation	27
4.2 Exclusivity	28
4.3 Shareholder Approval	28
4.4 Notice of Developments	28
4.2 Conduct of Business by the Company Pending the Merger	28
SECTION 5. CERTAIN COVENANTS OF THE PARENT AND MERGER-SUB	30
5.1 Conduct of Business by the Parent and Merger Sub Pending the Merger	30
5.2 Registration Statement and Related Matters	30
5.3 Indemnification of Directors and Officers	31
SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES	31
6.1 Public Announcements	31
6.2 Tax Matters	31
SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	32
7.1 Accuracy of Representations	32
7.2 Performance of Covenants	32
7.3 Notices and Consents	32
7.4 Stockholder Approval	32
7.5 No Restraints	32

7.6 Documentation and Actions	33
7.7 Accredited Investors	33
7.8 Officer’s Certificate	33
7.9 Escrow Agreement	33
7.10 No Outstanding Options, Warrants, or Bridge Notes	33
SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	33
8.1 Accuracy of Representations	33
8.2 Performance of Covenants	33
8.3 No Restraints	34
8.4 Documentation and Actions	34
8.5 Officer’s Certificate	34
SECTION 9. SURVIVAL OF REPRESENTATIONS; ESCROW; INDEMNIFICATION; REMEDIES	34
9.1 Survival of Representations	34
9.2 Indemnification	34
9.3 Limitations	35
9.4 Indemnification Procedures	37
9.5 Characterization of Indemnity Payments	38
SECTION 10. TERMINATION	39
10.1 Termination Events	39
10.2 Effect of Termination	39
SECTION 11. DILIGENCE OBLIGATIONS	39
11.1 Development and Commercialization of Company Products	39
SECTION 12. MISCELLANEOUS	39
12.1 Fees and Expenses	40
12.2 Disclosure Schedules	40
12.3 Notices	40
12.4 Confidentiality	41
12.5 Headings	42
12.6 Counterparts	42
12.7 Governing Law; Venue	42
12.8 Successors and Assigns	42

12.9 Waiver	42
12.10 Amendments	43
12.11 Severability	43
12.12 Parties in Interest	43
12.13 Entire Agreement	43
12.14 Construction	43

Execution Version
AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (“Agreement”) is made and entered into as of December 22, 2005, by and among EntreMed, Inc., a Delaware corporation (“Parent”), E.M.K. Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Miikana Therapeutics, Inc., a Delaware corporation (the “Company”), and Andrew J. Schwab as representative of the Company’s stockholders (the “Stockholder Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.
Whereas, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.
Whereas, the respective boards of directors of Parent, Merger Sub and the Company have each approved this Agreement and the Merger.
Now, therefore, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1. Description of Transaction
     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3(a)), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will become a wholly-owned subsidiary of Parent.
     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
     1.3 Closing; Effective Time.
          (a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward llp, 3175 Hanover Street, Palo Alto, California 94306 at 10:00 a.m. on (i) the later of (A) January 4, 2006 and (B) the date that is two (2) business days following the satisfaction or waiver of the conditions to closing set forth in Articles 7 and 8 hereof or (ii) such other time and date as mutually agreed upon by the parties (the “Closing Date”). Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time the Certificate of Merger becomes effective with the Secretary of State of the State of Delaware (the “Effective Time”). The day on which the Effective Time shall occur shall be referred to as the “Effective Date.”
          (b) At the Closing, the Company shall have delivered or caused to be delivered or made available to Parent and/or Merger Sub, as the case may be:

               (i) The Certificate of Merger, duly executed by the Company;
               (ii) Stockholder Agreements, duly executed by each of the Company Stockholders;
               (iii) The Escrow Agreement, duly executed by the Stockholder Representative;
               (iv) A certificate of the Secretary of the Company, certifying as of the Closing Date (A) a true and complete comply of the organizational documents of the Company; (B) certificates of the Secretary of States of the State of Delaware and the Secretary of State of California, certifying the good standing of the Company in the State of Delaware and the State of California, respectively, (C) a true and complete copy of the resolutions of the Board of Directors of the Company and the resolutions of the stockholders of the Company, each authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, (D) a schedule of the Company Stockholders as of the Closing Date, including the shareholders of each Company Stockholder and (E) incumbency matters;
               (v) The certificate of a duly authorized officer of the Company described in Section 7.8 hereof;
               (vi) The affidavit required by Section 6.2(d) hereof, duly executed by the Stockholder Representative; and
               (vii) Such other documents as Parent may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.
          (c) At the Closing, Parent shall have delivered or caused to be delivered or made available to the Company:
               (i) The Escrow Agreement, duly executed by Parent;
               (ii) A certificate of the Secretary of each of Parent and Merger Sub, certifying as of the Closing Date (A) a true and complete comply of the organizational documents of Parent and Merger Sub, respectively; (B) certificates of the Secretary of States of the State of Delaware and the Secretary of State of Maryland, certifying the good standing of Parent in the State of Delaware and the State of Maryland and of Merger Sub in Delaware, respectively, (C) a true and complete copy of the resolutions of the Board of Directors of Parent and Merger Sub and the resolutions of the stockholder of Merger Sub, each authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, and (D) incumbency matters;
               (iii) The certificate of a duly authorized officer of Parent described in Section 8.5 hereof; and
               (iv) Such other documents as Parent may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers.
          (a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B.
          (b) The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C.
          (c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be those Persons who were directors and officers of Merger Sub immediately prior to the Effective Time, to serve until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.
     1.5 Conversion of Shares.
          (a) Effect on Company Common Stock. Subject to Section 1.9, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company’s stockholders, each share of Company Common Stock then outstanding, shall, upon the terms and subject to the conditions set forth in this Agreement, be canceled and extinguished and be converted automatically into the right to receive (i) that number of shares of Parent Common Stock equal to the product of (A) the Merger Shares, minus the aggregate number of shares of Parent Common Stock to be issued pursuant to Section 1.5(b)(i) and Section 1.5(c)(i), multiplied by (B) the Common Exchange Ratio and (ii) a portion of the Contingent Consideration, when and if issued or paid, as provided in Section 1.6 hereof.
          (b) Effect on Company Series A Preferred Stock. Subject to Section 1.9, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company’s stockholders, each share of Company Series A Preferred Stock then outstanding, shall, upon the terms and subject to the conditions set forth in this Agreement, be canceled and extinguished and be converted automatically into the right to receive:
               (i) that number of shares of Parent Common Stock equal to the quotient of (A) $0.25 divided by (B) the Fair Market Value (the “Series A Liquidation Preference”), provided that the Series A Liquidation Preference shall be capped, if necessary, so that the value of the Aggregate Liquidation Preference does not exceed the value of the Merger Shares,
               (ii) that number of shares of Parent Common Stock equal to the product of (A) the Merger Shares minus the aggregate number of shares of Parent Common Stock to be issued pursuant to Section 1.5(b)(i) and Section 1.5(c)(i), multiplied by (B) the Common Exchange Ratio (the “Series A Participation Amount”); provided, however, that in no event shall the Series A Amount exceed the fraction equal to: (1) $1.00 divided by (2) the Fair Market Value; and
               (iii) a portion of the Contingent Consideration, when and if issued or paid, as provided in Section 1.6 hereof.

          (c) Effect on Company Series B Preferred Stock. Subject to Section 1.9, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company’s stockholders, each share of Company Series B Preferred Stock then outstanding, shall, upon the terms and subject to the conditions set forth in this Agreement, be canceled and extinguished and be converted automatically into the right to receive:
               (i) that number of shares of Parent Common Stock equal to the quotient of (A) $3.00 divided by (B) the Fair Market Value (the “Series B Liquidation Preference”), provided that the Series B Liquidation Preference shall be capped, if necessary, so that the value of the Aggregate Liquidation Preference does not exceed the value of the Merger Shares.
          (d) Treatment of Company Options; Company Warrants and Company Indebtedness.
               (i) At the Effective Time, no outstanding Company Warrant shall be assumed by Parent and each such Company Warrant shall have either been exercised or duly terminated.
               (ii) At the Effective Time, no outstanding Company Option shall be assumed by Parent and each such Company Option shall have either been exercised or duly terminated.
               (iii) At the Effective Time, except as disclosed on the Schedule 2.5(c), none of the Bridge Notes shall be assumed by Parent or the Surviving Corporation and each instrument of any such Bridge Notes shall have been converted into shares of Company Stock, repaid or forgiven.
               (iv) Before the Effective Time, the Company shall take all action necessary to effect the transactions anticipated by this Section 2.6(d) under all Company Option agreements, Company Warrant agreements and instruments of Bridge Notes, if any, and any other related plan or arrangement of the Company.
          (e) Treatment of Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
          (f) Definitions. For purposes of this Section 1.5:
     “Aggregate Liquidation Preference” means a number equal the sum of (i) the product of (A) the Series A Liquidation Preference, multiplied by (B) the total number of shares of Company Series A Preferred Stock issued and outstanding as of the Effective Time and (ii) the product of (A) the Series B Liquidation Preference, multiplied by (B) the total number of shares of Company Series B Preferred Stock issued and outstanding as of the Effective Time.

     “Company Common Stock Equivalents” means the shares of Company Common Stock issuable upon conversion of the Company Series A Preferred Stock and the shares of Company Common Stock issuable upon exercise of the Convertible Company Securities; provided, however, if the Series A Amount exceeds the fraction equal to: (i) $1.00 divided by (ii) the Fair Market Value, “Company Common Stock Equivalents” shall mean the shares of Company Common Stock issuable upon exercise of the Convertible Company Securities.
     “Common Exchange Ratio” means a fraction, the numerator of which is one (1), and the denominator of which is the number of shares of Company Common Stock and Company Common Stock Equivalents outstanding immediately prior to the Effective Time.
     “Convertible Company Securities” has the meaning set forth in Section 2.2(b) hereof.
     “Merger Shares” means, subject to reduction pursuant to Section 12.1, 9,964,000 shares of Parent Common Stock issuable pursuant to Section 1.5 hereof.
     “Series A Amount” means, on a per share basis, the sum of (i) the Series A Cash Contingent Amount; plus (ii) the Series A Stock Contingent Amount; plus (iii) the Series A Participation Amount.
          (g) Maximum Number of Merger Shares. Notwithstanding anything herein to the contrary, in no event shall Parent be obligated to issue pursuant to this Section 1.5 any shares of Parent Common Stock in excess of the number of Merger Shares.
     1.6 Contingent Consideration.
          (a) Contingent Consideration. After the Effective Time, and in addition to any consideration issue at the Closing Date, additional consideration (the “Contingent Consideration”) shall be paid or issued, as applicable, in the form provided in Section 1.6(b) below upon the following triggering events (“Triggering Events”):
               (i) $2 million upon first administration to a patient in a Phase I Study for an Aurora Kinase Inhibiter;
               (ii) $2 million upon first administration to a patient in a Phase I Study for a HDAC Inhibitor;
               (iii) $3 million upon first administration to a patient in a Phase II Study for an Aurora Kinase Inhibitor;
               (iv) $3 million upon first administration to a patient in a Phase II Study for a HDAC Inhibitor;
               (v) $4 million upon first administration to a patient in a Pivotal Study for an Auroa Kinase Inhibitor; and
               (vi) $4 million upon first administration to a patient in a Pivotal Study for a HDAC Inhibitor.

Parent shall promptly notify the Stockholder Representative upon the completion of each Triggering Event. Such Contingent Consideration shall be delivered within 15 business days of the applicable Triggering Event, subject to Parent’s right to offset as provided in Section 1.6(f) below, to the Stockholder Representative for distribution to the Company Stockholders in accordance with Section 1.6(b) below.
          (b) Form of Payment. Parent, at its sole option, may pay any Contingent Consideration due either in cash, or shares of Parent Common Stock valued at Fair Market Value in accordance with Section 1.6(b)(i) or (ii), as applicable. Any shares of Parent Stock issued shall bear the legend set forth in Section 1.12 hereof.
               (i) If Parent elects to pay any Contingent Consideration in cash:
                    (1) for each share of Company Common Stock outstanding immediately prior to the Effective Time, an amount equal to the product of (A) the cash amount of such Contingent Consideration, multiplied by (B) the Common Exchange Ratio; and
                    (2) for each share of Series A Preferred Stock outstanding immediately prior to the Effective Time, an amount equal to the product of (A) the cash amount of such Contingent Consideration, multiplied by (B) the Common Exchange Ratio (the “Series A Cash Contingent Participation Amount”); provided, however, that in no event shall the Series A Amount exceed the fraction equal to: (i) $1.00 divided by (ii) the Fair Market Value.
               (ii) If Parent elects to pay any Contingent Consideration in shares of Parent Common Stock:
                    (1) for each share of Company Common Stock outstanding immediately prior to the Effective Time, the number of shares of Parent Common Stock equal to the product of (A) the quotient of (i) the cash amount of such Contingent Consideration, divided by (ii) the Fair Market Value, multiplied by (B) the Common Exchange Ratio.
                    (2) for each share of Series A Preferred Stock outstanding immediately prior to the Effective Time, the number of shares of Parent Common Stock equal to the product of (A) the quotient of (i) the cash amount of such Contingent Consideration, divided by (ii) the Fair Market Value, multiplied by (B) the Common Exchange Ratio (the “Series A Stock Contingent Participation Amount”); provided, however, that in no event shall the Series A Amount exceed the fraction equal to: (1) $1.00 divided by (2) the Fair Market Value.
          (c) Registration Matters. Parent shall (i) cause a shelf registration on Form S-3 (or other appropriate form) covering the resale by the Company Stockholders of any Parent Common Stock issued as Contingent Consideration to be filed with the SEC on or prior to the date of delivery of such Contingent Consideration, (ii) use its commercially reasonably efforts to cause such registration statement to be declared effective by the SEC as promptly as practicable; (iii) keep such registration statement continuously effective until the recipients of Parent Common Stock no longer hold any such shares of Parent Common Stock that may not be sold either pursuant to (x) Rule 144(k) or (y) in their entirety in a single transaction pursuant to Rule 144; and (iv) use its commercially reasonable efforts to cause all Registrable Securities registered in accordance with Section 1.6(c) to be listed for sale on NASDAQ concurrently with such registration. The Stockholder Representative shall furnish to Parent such information regarding the Company Stockholders as Parent may request in writing and as shall be required in connection with any registration referred to in this Section 1.6(c). All registration expenses incurred in connection with the registration described in Section 1.6(c) shall be borne by Parent.
          (d) Stockholder Approval. If required by applicable NASDAQ National Market Rules, Parent may seek stockholder approval prior to the issuance of Parent Common Stock as Contingent Consideration in accordance with applicable Law and Parent’s certificate of incorporation and bylaws; provided, however, that the receipt of such stockholder approval shall not be a condition to Parent’s obligations under this Section 1.6.
          (e) Company Stockholders’ Acknowledgement. By their approval of the transactions contemplated by this Agreement, the Company Stockholders acknowledge and agree that the receipt of Contingent Consideration is contingent upon achievement of the Triggering Events and is subject to offset as set forth in Section 1.6(f) below and that Parent’s obligations with respect to the Triggering Events are limited to those set forth in Section 11 hereof. The Company Stockholders acknowledge and agree that there can be no assurances that all or any of the triggering events will be reached or that all or any of the Contingent Consideration will, as a result, be paid.
          (f) Right of Offset. Parent shall have the right to offset against any payment of the Contingent Consideration such amounts as set forth in Sections 9.3(c) and 12.1 hereof.
          (g) Non-Transferability of Right. No Company Stockholder shall directly or indirectly sale, assign, gift, pledge, hypothecate, devise, bequest or otherwise voluntarily or involuntarily or by operation of law encumber, transfer or dispose of (each a “Transfer”) any of its rights or obligations, including without limitation, any right to receive any Contingent Consideration, under Section 1.6; provided, however, upon written notice to Parent and the Stockholder Representative, a Company Stockholder may Transfer its right to receive Contingent Consideration to any Affiliate of such Company Stockholder if such Affiliate is an Accredited Investor and otherwise agrees to be bound by the terms of the Stockholders Agreement and this Section 1.6(g). By their approval of the transactions contemplated by this Agreement, the Company Stockholders acknowledge and agree the foregoing. Any attempted Transfer in violation of this provision shall be null and void.
     1.7 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Series A Preferred Stock, Company Series B Preferred Stock or Common Stock of the Company (the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Common Stock is referred to as the “Company Stock”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company Stock (a “Company Stock Certificate”) shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company Stock is presented by a Company Stockholder (as defined in Section 1.8 below) to the Surviving

Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.
     1.8 Surrender or Exchange of Certificates. At or as soon as practicable after the Effective Time, but in no event later than five (5) days from the Effective Time, Parent will send to each individual and entity that was a stockholder of the Company immediately prior to the Effective Time (each a “Company Stockholder,” and collectively the “Company Stockholders”) (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for the relevant Merger Consideration as per Section 1.5. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal, each Company Stockholder shall be entitled to receive in exchange therefor the relevant Merger Consideration as per Section 1.5, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the relevant Merger Consideration as per Section 1.5. If any the Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion, and as a condition precedent to the issuance of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.
     1.9 Establishment of Escrow Fund. At the Closing, Parent shall withhold, from the amounts otherwise payable pursuant to Section 1 to the Company Stockholders, and shall deposit into an escrow fund (the “Escrow Fund”) with an escrow agent mutually acceptable to Parent and the Company (the “Escrow Agent”) on behalf of such holders, 1,494,600 of the Merger Shares (the “Escrow Amount”). The Escrow Fund shall be governed by the terms set forth in an escrow agreement in substantially the form attached thereto as Exhibit D (the “Escrow Agreement”) and the disposition of the Escrow Fund will be governed by the terms of this Agreement and the Escrow Agreement. Each Company Stockholder will be entitled to receive such Company Stockholder’s Pro Rata Share of any amounts that are released from the Escrow Fund to the Company Stockholders in accordance with the terms of this Agreement and the Escrow Agreement. “Pro Rata Share” means, with respect to each Company Stockholder, a fraction the numerator of which is the Merger Consideration to which such Company Stockholder is entitled under Section 1.5, and the denominator of which is the aggregate amount of Merger Consideration to which all Company Stockholders are entitled under Section 1.5.
     1.10 Stockholder Representative. The Company Stockholders by virtue of the approval of this Agreement, (i) shall be deemed to have consented to the deposit of the Escrow Amount into the Escrow Fund pursuant to the terms of the Escrow Agreement, (ii) shall be deemed to have agreed that the Escrow Fund will be subject to the indemnification provisions of Section 9, and (iii) shall be deemed to have irrevocably constituted and appointed the Stockholder Representative (together with his or her permitted successors) as their true and lawful agent and attorney-in-fact to enter into the Escrow Agreement, to enter into any other agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on the Stockholder Representative under this Agreement or any such agreement, to waive or amend any terms and conditions of this Agreement or any such agreement, to give and receive notices on their behalf and to be their exclusive representative to the extent of their respective interests in the Escrow Fund with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by this Agreement or any such agreement, including the defense, settlement or compromise of any claim, action or proceeding for which a Parent Indemnified Person may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Stockholder Representative, in connection with its obligations under this Agreement or any other agreement made in connection with the transactions contemplated by this Agreement, shall not be liable for any action taken or not taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction in the absence of his or her own gross negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agreement or any other agreement made in connection with the transactions contemplated by this Agreement, the Stockholder Representative may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice, the Stockholder Representative shall not be liable to any Company Stockholder in its capacity as such. The Stockholder Representative shall have no duties or responsibilities other than those expressly set forth in this Agreement or the Escrow Agreement. The Stockholder Representative, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under, and shall not be bound by, any other document or agreement, other than the Escrow Agreement. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his or her successor shall be named by those persons who held a majority of the shares of Company Common Stock, on an as-if converted basis, held by all Company Stockholders immediately prior to the Effective Time and such successor shall serve and exercise the powers of Stockholder Representative hereunder.
     1.11 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates representing fractional shares of any Parent Common Stock shall be issued hereunder. Each Company Stockholder who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Stock held by them) shall receive, in lieu thereof, case (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Fair Market Value.
     1.12 Restrictive Share Legend. All certificates representing Parent Common Stock to be issued hereunder shall bear a restrictive legend similar to the following legend, in addition to any other applicable legends required under state “blue sky” laws:
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993 (THE “ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED PURSUANT TO THE PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PARENT IS OBTAINED BY THE HOLDER OF THIS CERTIFICATE STATE THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION.

SECTION 2. Representations and Warranties of the Company.
Except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub, as of date hereof as follows:
     2.1 Due Organization; No Subsidiaries; Organizational Documents. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and assets and to conduct its business in the manner in which its business is currently being conducted. The Company is qualified to do business as a foreign corporation under the Laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. The Company does not have any Subsidiaries and does not own more than ten percent (10%) of the outstanding Capital Stock (or other similar voting and equity interests) of any corporation or other entity other than those corporations or entities set forth in Section 2.1 of the Company Disclosure Schedule. The Company has made available to Parent or Parent’s legal or financial advisor copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto.
     2.2 Capitalization, Etc.
          (a) The authorized capital stock of the Company consists of: (i) 60,771,260 shares of the Company Common Stock, $0.001 par value, of which 10,878,512 shares are outstanding; (ii) 41,000,000 shares of the Company Series A Preferred Stock, $0.001 par value, of which 40,705,875 shares are outstanding and (iii) 1,749,260 shares of the Company Series B Preferred Stock, 0.001 par value, of which no shares are outstanding, in each case giving effect to the filing of a restated certificate of incorporation on the date hereof. All of the outstanding shares of the Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Section 2.2(a) of the Company Disclosure Schedule sets forth the name of each stockholder of the Company and the number of shares held of record by each stockholder. Each stockholder of the Company is an Accredited Investor for the reasons set forth in Section 2.2(a) of the Company Disclosure Schedule.
          (b) Section 2.2(b) of the Company Disclosure Schedule sets forth a list and description of all Company Options, Company Warrants and other rights of any kind for purchase or acquisition of, and any securities convertible or exchangeable for, any capital stock of the Company granted by the Company other than the Company Series A Preferred Stock and the Company Series B Preferred Stock (collectively, the “Convertible Company Securities”), including the holder thereof, the number and class or series of shares of Capital Stock subject thereto, the exercise price and date of grant thereof. Each of such Convertible Company Securities has been granted in compliance with all applicable Laws.
          (c) Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
     2.3 Financial Statements.
          (a) The Company has made available to Parent or Parent’s legal or financial advisor the balance sheet of the Company as of June 30, 2005 (the “Company Year-End Balance Sheet”), the statement of income and statement of cash flows of the Company for the fiscal year ended on June 30, 2005, the balance sheets of the Company as of each of June 30, 2004 and June 30, 2003, the statement of income and statement of cash flows of the Company for each of the fiscal years ended on June 30, 2004 and June 30, 2003, the balance sheet of the Company as of September 30, 2005, and the statement of income and statement of cash flows of the Company for the quarterly period ended on September 30, 2005 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, present fairly, in all material respects, the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company, except that they are subject, in the case of interim statements, normal year-end audit adjustments that are not expected to be material in amount or effect and do not contain notes otherwise required to by GAAP.
          (b) The Company maintains reasonable policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are being made only in accordance with authorizations of management and/or directors of the Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.
     2.4 Real Property; Lease Agreements. The Company does not own any real property. Section 2.4 of the Company Disclosure Schedule contains a list of all lease agreements pursuant to which any real property is currently leased to the Company. The Company has delivered to Parent or Parent’s legal or financial advisor correct and complete copies of all such leases listed on Section 2.4 of the Company Disclosure Schedule. With respect to any real property that is currently leased by the Company, (i) the lease or sublease for such property is valid, legally binding, enforceable in accordance with its terms and in full force and effect, and the Company is not in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by the Company or permit termination, modification or acceleration by any third party thereunder, and (ii) no third party lessor has repudiated or has the right to terminate or repudiate such lease or sublease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof, except in each case, for such invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations, repudiations and rights to terminate or repudiate that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

     2.5 Tangible Personal Property. The Company has good title to all of the items of tangible personal property reflected on the Company Year-End Balance Sheet as owned by the Company, except for assets disposed of since June 30, 2005, which assets are set forth on Section 2.5(a) of the Company Disclosure Schedule, and all tangible personal property owned by the Company is owned free and clear of all Liens, except for: (i) Liens identified in Section 2.5(b) of the Company Disclosure Schedule; and (ii) Liens for taxes not yet due and payable. The tangible personal property of the Company is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good repair and working order (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.
     2.6 Intellectual Property.
          (a) The Company owns and has good and exclusive title, or has a valid, subsisting and enforceable license, sublicense, agreement, or permission for all Intellectual Property necessary to conduct the Company Business as presently conducted. To the Company’s knowledge, no third party was or is currently infringing, misappropriating or otherwise violating any Intellectual Property rights of the Company. Except as set forth in Section 2.6(a) of the Company Disclosure Schedule, there are no proceedings or actions currently before any court, tribunal or equivalent authority anywhere in the world relating to the Company’s Intellectual Property or Company Pharmaceutical Products and none of the Company’s Intellectual Property and no Company Pharmaceutical Product is subject to any outstanding decree, order, judgment, Contract (including any settlement agreement) to which the Company is party, injunction, stipulation or decree restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability thereof. The Company has the right to bring actions for infringement of all Intellectual Property owned by or exclusively licensed to the Company.
          (b) Neither the Company nor any Company Pharmaceutical Product has violated or violates any license (or sublicense) or other contract of the Company with any Person. Neither the Company nor any Company Pharmaceutical Product has infringed upon or misappropriated any Intellectual Property rights of third parties. and the Company has not received any charge, complaint, claim, demand, or notice alleging the Company or any Company Pharmaceutical Product has interfered or misappropriated or does or will infringe or misappropriate (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) any common law or statutory intellectual property rights of any other Person. To the Company’s knowledge, no third party has ever infringed or misappropriated any Intellectual Property rights of the Company. There is no pending or, to the Company’s knowledge, threatened claim, litigation or proceeding contesting or challenging the ownership of or the validity or enforceability of, or the Company’s right to use, any of the Company’s Intellectual Property nor, does the Company have any knowledge of any basis for such claim, litigation or proceeding.
          (c) Section 2.6(c) of the Company Disclosure Schedule contains a true and complete list of each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Parent correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date and whether or not abandoned) and have made available to Parent correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property required to be identified in Section 2.6(c) of the Company Disclosure Schedule:
               (i) all necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Intellectual Property;
               (ii) Section 2.6(c) of the Company Disclosure Schedule sets forth a list of all actions that are required to be taken within ninety (90) days of the Closing Date with respect to the item;
               (iii) the Company possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;
               (iv) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
               (v) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Company’s knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item;
               (vi) the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and
               (vii) no license of the item to any third party grants any Person any exclusive rights to or under the item.
          (d) Section 2.6(d) of the Company Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to Parent correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 2.6(d) of the Company Disclosure Schedule:
               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (ii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;
               (iii) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;
               (iv) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Company’s knowledge, threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;
               (v) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and
               (vi) to the Company’s knowledge, the Company has not, does not and will not infringe upon, misappropriate, or otherwise violate any Intellectual Property rights of any third party as a result of the operation of its business as presently conducted and as presently proposed to be conducted.
          (e) The rights of the Company in and to the Company’s Intellectual Property and the rights granted to the Company pursuant to all third party licenses constitute all of the Intellectual Property rights used in and/or necessary for the Company Business as presently conducted.
          (f) Except as set forth on Section 2.6(f) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company to any Person for the purchase, license (or sublicense) or use of the Company’s Intellectual Property.
          (g) All current and former officers, employees and consultants and independent contractors of or to the Company, and all other Persons involved in the development of any technology, software or other Intellectual Property of the Company for or on behalf of the Company, have executed and delivered to and in favor of the Company an agreement regarding the protection and use of all confidential and proprietary information (whether or not the Company’s) provided by or on behalf of the Company to, or generated by, such officer, employee or consultant and providing for the assignment to the Company of all Intellectual Property and all rights with respect thereto arising from the services performed for the Company by such Persons. The Company has taken all commercially reasonable steps necessary, appropriate or desirable to safeguard and maintain the secrecy and confidentiality of, and it proprietary rights in, all of its confidential information and trade secrets, including, without limitation, all unpublished patent applications and provisional patent applications and all patentable inventions for which the Company has not filed a patent application. The Company and, to the Company’s knowledge, its current and former officers, employees, consultants and independent contractors have not disclosed to any third party who is not under a duty of confidentiality or who is not entitled to receive such information or materials any confidential information or trade secret of the Company or any confidential information or trade secret of any third party that has been disclosed to the Company pursuant to a nondisclosure obligation.

          (h) All current and former officers, employees, consultants and independent contractors of or to the Company and all other third parties that created, prepared or delivered works (including any materials and elements created, prepared or delivered by such parties in connection therewith) for or on behalf of the Company, and all Persons involved in the development of any technology, software or Intellectual Property for or on behalf of the Company or which is incorporated into a Company Pharmaceutical Product, have entered into valid and enforceable written agreements with the Company pursuant to which the Company has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of all such third party’s Intellectual Property in such work, material or invention and such third party has not retained any rights with respect thereto. Such agreements provide that all right, title and interest (including all intellectual property rights) in and to such works, material or invention (including any materials and elements created, prepared or delivered by such parties in connection therewith) are assigned, or such parties are obligated to assign such works, to the Company. None of the Company’s Intellectual Property was developed by any employee of the Company outside of the scope of such individual’s employment with the Company or prior to the date such individual commenced his or her employment with the Company.
          (i) The Company has at all times complied with all applicable legal requirements relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company. The Company has at all times complied in all respects with all rules, policies and procedures established by the Company from time to time with respect to the foregoing. To the knowledge of the Company, no claims have been asserted or threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such laws, regulations, rules, policies or procedures and nor is there a basis for any such claim. The consummation of the transactions will not breach or otherwise cause any violation of any such laws, regulations, rules, policies or procedures. With respect to all personal and user information gathered or accessed in the course of the operations of the Company, the Company has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company, there has been no unauthorized access to or other misuse of that information.
          (j) All of the Company’s computer hardware has validly licensed software installed therein and the Company’s use thereof in the Company Business as presently conducted does not breach or violate any such license or other contract.
          (k) To the extent the Company owns any proprietary software (i.e., other than commercially-licensed software) it substantially conforms to all functional, design and performance specifications therefor and does not contain any viruses, Trojan horses, worms or similar harmful code. The Company has satisfactorily tested all such proprietary software to confirm the foregoing. As of the Closing Date, the Company will have furnished Parent with a true and complete copy of the source code for all such proprietary software (excluding any licensed software with respect to which no rights to source code are granted to the Company), which source code is sufficient to permit a software programmer with ordinary skills who is unfamiliar with the software to recreate executables for, maintain, enhance and otherwise modify the software.
     2.7 Contracts.
          (a) Section 2.7 of the Company Disclosure Schedule identifies each Company Significant Contract (as defined below) that is currently in effect. For purposes of this Agreement, “Company Significant Contract” shall mean a legally binding, executory Contract to which the Company is a party that is: (i) a material contract containing covenants limiting the freedom of the Company to engage in any line of business in any geographic area or to compete with any Person that materially limits the conduct of the business of the Company as presently conducted, including limitations on the Company’s freedom to enter into other contracts, in each case except for any contract made in the ordinary course of business; (ii) an employment contract that has an annual future salary liability in excess of $75,000 and is not terminable by the Company by notice of not more than 90 days for a cost of less than $75,000; (iii) a material contract with any officer, director or employee of the Company (other than employment contracts covered by clause (ii) above); (iv) a contract or instrument under which (a) any Person has guaranteed liabilities of the Company or (b) the Company has guaranteed liabilities of any Person (in each case, which guarantee obligation exceeds $50,000, or the aggregate of which guarantee obligations exceed $100,000, and is in effect on the date hereof); (v) a contract which (A)(1) provides for payments by the Company after the date hereof in excess of $50,000 during any one-year period or $100,000 over the term of the contract and (2) is not terminable by the Company for a cost of less than $100,000 or (B) provides for any indebtedness for borrowed money in excess of $50,000; (vi) a mortgage, pledge, security agreement, deed of trust or other instrument creating an encumbrance upon any assets of the Company that are material, individually or in the aggregate, to the Company’s business; (vii) a contract for the sale of any of the Company’s material assets after the date hereof; (viii) a contract or instrument providing for indemnification by the Company of any Person with respect to liabilities arising out of any business activities of the Company; (ix) an agreement to pay any person a severance payment or bonus in excess of $25,000 in connection with the transactions contemplated in this Agreement; (x) an agreement pursuant to which the Company has licensed from any third party any patent, trademark registration, service mark registration, trade name or copyright registration, other than any nonexclusive license that is available to the public generally, including the Research, Development and Commercialization Agreement between the Company and Hoffman-La Roche Ltd, and Hoffmann-La Roche Inc., dated April 20, 2005; (xi) an agreement creating any partnership or joint venture between the Company and any third party or providing for any sharing of material profits or losses by the Company with any third party; (xii) an agreement granting exclusive rights to any third party to any patents, trademark registrations, service mark registrations, trade names or copyright registrations owned by the Company; (xiii) an agreement that if prematurely terminated, would have a Material Adverse Effect on the Company; or (xiv) a contract other than as set forth above to which the Company is a party or by which it or any of its assets or businesses is bound or subject that is material to the business of the Company, taken as a whole.
          (b) Each Company Significant Contract is valid and in full force and effect (assuming valid execution by the other party). Neither the Company, nor, to the Company’s knowledge, any other party is in material breach or in material default under any Company

Significant Contract, and to the Company’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a material breach or a material default thereunder.
          (c) The Company has delivered to Parent or Parent’s legal or financial advisor correct and complete copies of all the Company Significant Contracts.
     2.8 Compliance with Laws. The Company is in compliance with all applicable Laws, except for where the failure to be in compliance would not have a Material Adverse Effect on the Company. No investigation or review by any Governmental Body with respect to the Company is pending or, to the Company’s knowledge, threatened, nor has any Governmental Body indicated to the Company an intention to conduct the same, except for any such investigations or reviews that would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.
     2.9 Permits. The Company holds all permits, approvals, licenses and registrations from U.S. and Canadian federal, state and local governmental authorities that are necessary for the conduct of its business as currently conducted, except for where the failure to hold any such permit, approval, license or registration would not have a Material Adverse Effect on the Company. All such permits, approvals, licenses and registrations are valid and in full force and effect. The consummation of the transactions contemplated by this Agreement will not result in any revocation, cancellation or suspension of any such permits, approvals, licenses and registrations, and there is no pending or, to the Company’s knowledge, threatened litigation with respect to revocation, cancellation, suspension or nonrenewal thereof and there has occurred no event which (whether with notice or lapse of time or both) will result in such a revocation, cancellation, suspension or nonrenewal thereof, in any such case, except for revocations, cancellations, suspensions or nonrenewals which would not be reasonably likely to have a Material Adverse Effect on the Company.
     2.10 Tax Matters.
          (a) Each of the Tax Returns required to be filed by or with respect to the Company: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) has been prepared in all material respects in compliance with applicable law. All Taxes shown on the filed Tax Returns have been timely paid, except to the extent such amounts are being contested in good faith by the Company or are properly reserved for on the books or records of the Company. All Taxes due and payable by the Company (whether or not shown to be due on filed Tax Returns) have been timely paid. All Taxes that the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by Law when due, have been duly and timely paid to the proper governmental tax authority.
          (b) There has not been any audit of any Tax Return by any governmental tax authority. No audit, examination or other administrative or court proceedings involving Taxes is in progress, and the Company has not been notified in writing by any governmental authority that any such audit, examination or other administrative or court proceeding involving Taxes is contemplated or pending. No extension of time with respect to any date on which a Tax Return was required to be filed by the Company is in force, and no waiver or agreement by or with respect to the Company is in force for the extension of time for the payment, collection or assessment of any Taxes. No claim has been made by any governmental authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction. No deficiencies for any Tax have been proposed, asserted or assessed against or with respect to the Company which have not been settled and paid. There are no Liens for Taxes on any asset of the Company other than for Taxes not yet due and payable.
          (c) The Company has not agreed to and is not required to make any adjustment for any period after the date of this Agreement pursuant to Section 481(a) of the Code by reason of any change in any accounting method. There is no application pending with any governmental authority requesting permission for any such change in any accounting method of the Company, and the Internal Revenue Service has not issued in writing any pending proposal regarding any such adjustment or change in accounting method. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company.
          (d) The Company is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits. The Company has no liability for the Taxes of any third party under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.
          (e) The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary return under state, local or foreign law.
          (f) The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). The Company has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.
          (g) The Company is not (and has not been for the five-year period ending at Closing) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.
          (h) The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
          (i) The Company does not have a permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.
     2.11 Employee and Labor Matters; Benefit Plans.
          (a) The Company is not delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, the Company has no legally binding plan or program resulting in or requiring, in connection with the termination of employment of any of its employees, (i) the payment of severance compensation, (ii) the acceleration of any payment or vesting, or an increase in the amount of, any compensation or (iii) the renewal or extension of the term of any agreement regarding compensation. There are no material grievances, complaints or charges pending against the Company under any dispute resolution procedure. The Company is not and has never been party to, and is not currently negotiating, any collective bargaining agreement.
          (b) Section 2.11(b) of the Company Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit or compensation plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” under section 414 of the Code (an “ERISA Affiliate”), whether formal or informal and whether legally binding or not (the “Plans”). With respect to each Plan, Section 2.11(b) of the Company Disclosure Schedule identifies each ERISA Affiliate that sponsors, maintains, or contributes to the Plan and whether the Plan covers or provides benefits to current or former employees or directors of any ERISA Affiliate (and if so, the identity of each such ERISA Affiliate). The Company has no formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Plan that would affect any employee or director or former employee or former director of the Company.
          (c) With respect to each of the Plans, the Company has heretofore delivered to Parent or Parent’s legal or financial advisor true and complete copies of each of the following documents: (i) the Plan and related documents (including all amendments thereto); (ii) the two most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan, and all material employee communications relating to such Plan; and (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan.
          (d) Except as set forth in Section 2.11(d) of the Company Disclosure Schedule:
               (i) neither the Company nor any ERISA Affiliate, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any of the Plans or any trust created thereunder could, directly or indirectly, be subject to a civil penalty assessed pursuant to section 409 or 502(i) of ERISA, a tax imposed pursuant to section 4975, 4976, 4980B, 4980D, 4980E, or 4980F of the Code;
               (ii) no liability under Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title or Sections. No Plan is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA;
               (iii) each Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such employee benefit plan is a “qualified plan” under Section 401(a) of the Code, and the related trusts are exempt from tax under Section 501(a) of the Code;
               (iv) each Plan intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements;
               (v) with respect to the Plans, all required contributions have been timely made or properly accrued and reflected on the Company Financial Statements;
               (vi) the Company has no liability under any Plan to provide medical or death benefits with respect to current or former employees or directors of the Company beyond retirement or other termination of employment (other than coverage mandated by COBRA or similar provisions of state Law), and there are no reserve assets, surplus or prepaid premiums under any such Plan;
               (vii) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code;
               (viii) there are no claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Plan, the assets of any Plans or against the Company or any ERISA Affiliate with respect to any Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits or investigations by any governmental body, commission or agency involving any Plan; and
               (ix) each Plan may be amended or terminated without liability to the Company or any ERISA Affiliate. No amounts payable under the Plans will fail to be deductible for federal income tax purposes under section 280G of the Code. Each person who performs services for the Company has been, and is, properly classified by the Company as an employee or independent contractor.
          (e) Neither the Company nor any ERISA Affiliate has, or has ever had, an obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA, any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or any single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.
     2.12 Environmental Matters. The Company possesses all governmental permits, material governmental licenses and other material governmental authorizations required under U.S. and Canadian Laws currently in effect concerning pollution or protection of the environment, including all such Laws relating to the emission, discharge or release of any petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into air, surface water, groundwater or lands (“Company Environmental Requirements”), except where the failure to possess such permits, licenses and other authorizations would not have a Material Adverse Effect on the Company. The Company is in compliance with all terms and conditions of such permits, licenses and authorizations and is in compliance with all other Company Environmental Requirements, except for such failures to comply that would not have a Material Adverse Effect on the Company. The Company has not received any written notice from any governmental authorities of material violations or material liabilities arising under Company Environmental Requirements relating to the Company or its facilities.
     2.13 Insurance. Section 2.13 of the Company Disclosure Schedule lists and briefly describes (including name of insurer, agent or broker, coverage and expiration date) all policies of insurance maintained by the Company. Such policies are in full force and effect and the Company is not in default with respect to its obligations under any such policies. The insurance coverage of the Company is customary for corporations of similar size engaged in similar lines of businesses. The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy or (c) material adjustment in the amount of premiums payable with respect to any insurance policy.
     2.14 Related Party Transactions. There are no liabilities or obligations, absolute or contingent (individually or in the aggregate), of the Company to officers, directors, stockholders or employees, including any member of their immediate families, other than (a) for payment of salary for services rendered, (b) reimbursement of reasonable expenses incurred on behalf of the Company, and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any equity incentive award plan made available by the Company). None of the officers, directors, employees or stockholders of the Company, or any member of their immediate families, are indebted to the Company. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material Contract with the Company (other than such Contract as relates to any such person’s employment or engagement as a consultant by the Company or ownership of capital stock or other securities of the Company, as disclosed on Section 2.14 of the Company Disclosure Schedule).
     2.15 Legal Proceedings. There are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Company’s knowledge, threatened against the Company or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the Company’s knowledge, threatened against the Company before any Governmental Body. The Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Body.
     2.16 Authority; Binding Nature of Agreement; Non-Contravention. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Company, including adoption of this Agreement by all of the Company’s stockholders entitled to vote on such matter. This Agreement, assuming it constitutes the valid and binding obligation of the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies. Except as set forth in Section 2.16 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and consummation by the Company of the Merger do not and will not (x) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Company, (y) conflict with or violate any material Law applicable to the Company, or (z) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any encumbrance on any of the material assets or properties of the Company pursuant to, any the Company Significant Contract.
     2.17 Absence of Certain Changes. Since June 30, 2005, there has not been any change in the business, financial condition or results of operations of the Company other than any change that would not reasonably be likely to have a Material Adverse Effect on the Company. Except as expressly contemplated by this Agreement, since June 30, 2005, the Company has conducted its business in all material respects in the ordinary course and consistent with past practice.
     2.18 No Undisclosed Liabilities. The Company does not have any liabilities of a type required by GAAP to be reflected upon a balance sheet except (i) as disclosed, reflected or reserved against in either the Company Year-End Balance Sheet or the notes thereto, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005, or (iii) contingent liabilities disclosed in this Agreement (or the Company Disclosure Schedule) or obligations arising out of future performance under contracts disclosed pursuant to Section 2.7 or not required to be disclosed pursuant to Section 2.7.
     2.19 Financial Advisor. Except as set forth on Section 2.19 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.
     2.20 Regulatory Compliance.
          (a) All biological and drug products being manufactured, distributed or development by the Company (the “Company Pharmaceutical Products”) that are subject to the jurisdiction of the Food and Drug Administration (“FDA”) are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the Food and Drug and Cosmetic Act (“FDCA”), the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations.
          (b) All human clinical trials conducted by or on behalf of the Company have been, and are being conducted in material compliance with the applicable requirements of Good

Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.
          (c) All manufacturing operations conducted by or for the benefit of the Company on Company Pharmaceutical Products being used in human clinical trials have been and are being conducted in accordance, in all material respects, with the FDA’s recommended current Good Manufacturing Practices continuum for drug and biological products. In addition, the Company is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.
          (d) Neither the Company nor any representative of the Company, nor to the knowledge of the Company, any of its licensees or assignees of the Company’s Intellectual Property has received any notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by the Company or otherwise restrict the preclinical research on or clinical study of any Company Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of the Company’s Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any Company Pharmaceutical Product.
          (e) Neither the Company nor, to the knowledge of the Company any of its officers, key employees, agents or clinical investigators acting for the Company, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company, nor to the knowledge of the Company, any officer, key employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.
          (f) All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the Company Pharmaceutical Products either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58 or (y) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA) and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Company.
          (g) The Company has made available to Parent copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from the FDA, that indicate or suggest lack of compliance with the regulatory requirements of the FDA. The Company has made available to Parent for review all correspondence to or from the FDA, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, or prepared by or which bear in any way on the Company’s compliance with regulatory requirements of the FDA, or on the likelihood or timing of approval of any Company Pharmaceutical Products.
          (h) There are no proceedings pending with respect to a violation by the Company of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States governmental entity.
     2.21 Clinical Material.
          (a) The Company has access on commercially reasonable terms to sufficient quantities of all materials that Company believes are necessary to manufacture clinical trial materials in quantities sufficient to perform Pivotal Studies of MKC-1 and to carry out all associated chemistry, manufacturing, and controls (“CMC”) activities, including but not limited to process characterization, process validation, specification development, and stability testing, as applicable to the stage of development of the product.
          (b) The Company has in its possession, or has access to, all documentation of the CMC activities undertaken in the development of MKC-1 to date.
SECTION 3. Representations and Warranties of Parent and Merger Sub
     Except as disclosed in the Parent/Merger Sub Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:
     3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is qualified to do business as a foreign corporation under the Laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent or Merger Sub, as applicable. Each of Parent and the Merger Sub has made available to the Company’s legal or financial advisor copies of the certificate of incorporation and bylaws of Parent and Merger Sub, as applicable, including all amendments thereto.
     3.2 Capitalization, Etc.
          (a) The authorized capital stock of Parent consists of: (i) 120,000,000 shares of Parent Common Stock, of which 50,072,569 shares are issued and outstanding as of the date hereof and 874,999 shares are held as treasury stock as of the date hereof and (ii) 5,000,000 shares of preferred stock, $1.00 par value, of which 3,350,000 shares are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.
          (b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, $.01 par value per share (“Merger Sub Common Stock”). All of the issued and outstanding shares of Merger Sub Common Stock are owned by Parent. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of Merger Sub Common Stock to any Person, other than Parent.
     3.3 Financial Statements.
          (a) The consolidated financial statements (hereinafter referred to collectively as the “Parent Audited Financial Statements”) of Parent and its consolidated Subsidiaries contained in each Form 10-K or Form 10-KSB filed by Parent in response to “Item 8. Consolidated Financial Statements and Supplementary Data”, are true and correct and have been prepared in conformity with Generally Accepted Accounting Practices (“GAAP”) consistently applied through the periods to which such financial statements relate. The Parent Audited Financial Statements fully and fairly present, in conformity with such principles as so utilized, the consolidated financial position and results of operations and cash flows of Parent and its consolidated Subsidiaries at the dates shown and for the periods therein specified. The balance sheets constituting a part of the Parent Audited Financial Statements fully and fairly present all consolidated liabilities of Parent and its consolidated Subsidiaries of the types normally reflected in balance sheets as and at the dates thereof. All adjustments necessary to present fully and fairly the consolidated financial position and results of operations and cash flows of Parent and its consolidated Subsidiaries for such periods have been included in the Parent Audited Financial Statements.
          (b) The consolidated financial statements (hereinafter referred to as the “Parent Interim Financial Statements,” and, together with the Parent Audited Financial Statements, herein referred to as the “Parent Historical Financial Statements”) of Parent and its consolidated Subsidiaries contained in each Form 10-Q or 10-QSB filed by Parent in response to “Item 1. Financial Statements” are true and correct and have been prepared in conformity with GAAP consistently applied through the periods to which such financial statements related, except as permitted by Form 10-QSB. The Parent Interim Financial Statements fully and fairly present the consolidated financial position and results of operations and cash flows of Parent and its consolidated Subsidiaries, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the Parent Interim Financial Statements fully and fairly present all consolidated liabilities of Parent and its consolidated Subsidiaries of the types normally reflected in balance sheets as and at the date thereof. The foregoing, in the case of unaudited financial statements, is subject to notes and normal year-end audit adjustments that are not expected to be material in amount or effect.
          (c) Each of Parent and each of its Subsidiaries maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that include policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Parent or Subsidiary and are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Parent, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Parent’s Subsidiary’s assets that could have a material effect on the Parent’s or Subsidiary’s financial statements.

          (d) Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s or such Subsidiary’s published financial statements or the Parent SEC Documents.
          (e) Neither the Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of fixed credit” to directors or executive officers within the meaning of Section 402 of SOX. Since January 1, 2003, the Parent has not received any oral or written notification of any (i) “significant deficiency” or (ii) “material weakness” in the Parent’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public the Company Accounting Oversight Board, as in effect on the date hereof.
     3.4 Compliance with Laws. Each of Parent and Merger Sub is in compliance with all applicable Laws, except for where the failure to be in compliance would not have a Material Adverse Effect on Parent or Merger Sub, as applicable. No investigation or review by any Governmental Body with respect to Parent or Merger Sub is pending or, to Parent’s or Merger Sub’s knowledge, threatened, nor has any Governmental Body indicated an intention to conduct the same, except for any such investigations or reviews that would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent or Merger Sub, as applicable.
     3.5 Authority; Binding Nature of Agreement; Non-Contravention. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement, assuming it constitutes the valid and binding obligation of the other parties hereto, constitutes the valid and binding obligation each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies. Except as set forth in Section 3.5 of the Parent/Merger Sub Disclosure Schedule, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and consummation by Parent of the Merger do not and will not (x) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, as applicable, (y) conflict with or violate any material Law applicable to Parent or Merger Sub, or (z) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any encumbrance on any of the material assets or properties of Parent or Merger Sub pursuant to, any material Contract to which Parent or Merger Sub is a party.

     3.6 SEC Filings.
          (a) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-3 or S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 2002 and the date of this Agreement (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with SOX. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act.
     3.7 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Parent’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.
     3.8 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities.
     3.9 Valid Issuance. The shares of Parent Common Stock to be issued in connection with the Merger have been duly authorized by all necessary corporate action, and when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights.
SECTION 4. Certain Covenants of the Company
     4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (unless terminated as provided under Section 10) (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. In connection with such access, Parent shall, and shall cause its agents and representatives to, use their best efforts to minimize any disruption of the Company.

     4.2 Exclusivity. The Company will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any Capital Stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify Parent and Merger Sub immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
     4.3 Stockholder Approval. The Company, acting through its board of directors, shall take or cause to be taken all such action as may be required by applicable Law and its certificate of incorporation and bylaws, in connection with the approval and adoption of this Agreement by the Company Stockholders and the approval by the Company Stockholders of the Merger, including without limitation (i) recommending to the Company Stockholders the approval and adoption of this Agreement and the approval of the Merger and (ii) solicitating consents of the Company Stockholders or calling, giving notice of, convening and holding a meeting of the Company Stockholders to approve and adopt this Agreement and approve the Merger, in all cases as promptly as possible.
     4.4 Notice of Developments. The Company will give prompt notice to Parent and Merger Sub of any development which could reasonably be expected to result in a breach of any representation, warranty or covenant of the Company and the Company shall use its commercially reasonable efforts to prevent or to remedy promptly such breach; provided however, that the delivery of, or failure to deliver, any notice pursuant to this Section 4.4 shall not be deemed to amend or supplement any Schedule hereto or prevent or cure any misrepresentation, breach of warranty or breach of covenant or otherwise limit or otherwise affect the remedies available hereunder.
     4.5 Conduct of Business by the Company Pending the Merger. Except as set forth on Section 4.5 of the Company Disclosure Schedule, the Company covenants and agrees that, during the Pre-Closing Period:
          (a) the Company shall conduct its business and operations in the ordinary course consistent with past practices;
          (b) the Company shall use commercially reasonable efforts to maintain its relations and goodwill with all suppliers, customers, landlords, creditors, and other Persons having business relationships with the Company;
          (c) the Company shall keep in full force all insurance policies identified in Section 2.13 of the Company Disclosure Schedule;
          (d) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Capital Stock, and shall not repurchase, redeem or otherwise reacquire any shares of Capital Stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

          (e) except as set forth in this Agreement, the Company shall not amend or permit the adoption of any amendment to the Company’s certificate of incorporation or bylaws or amend any term of the Capital Stock, or effect or permit the Company to become a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (f) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;
          (g) the Company shall not make or incur any material capital expenditure that is not currently approved in a written budget (a copy of which has been provided to Parent);
          (h) the Company shall not (i) enter into, or permit any material assets owned or used by it to become bound by, any Contract that is or would constitute a Company Significant Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;
          (i) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Company Significant Contracts;
          (j) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;
          (k) the Company shall not change any of its methods of accounting or accounting practices in any material respect, except as required by law;
          (l) the Company shall not make any Tax election;
          (m) the Company shall not commence or settle any Legal Proceeding;
          (n) the Company shall not enter into any employment contract;
          (o) the Company shall not grant to any executive officer or other employee any increase in annual compensation;
          (p) the Company shall not take any action or omit to take any action, which action or omission would result in a breach or inaccuracy of any of the representations and warranties of the Company in any material respect; and
          (q) the Company shall not agree or commit to take any of the actions described in clauses “(d)” through “(p)” above.

SECTION 5. Certain Covenants of the Parent and Merger-Sub.
     5.1 Conduct of Business by the Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub covenants and agrees that, during the Pre-Closing Period, each of Parent and Merger Sub shall conduct its business and operations in the ordinary course.
     5.2 Registration Statement and Related Matters.
          (a) Parent Registration. Parent shall (i) cause a shelf registration statement on Form S-3 (or other appropriate form) covering the resale of all of the Parent Common Stock issued in connection with the Merger (the “Registrable Securities”) to be filed with the SEC within ninety (90) days after the Closing Date, (ii) use its commercially reasonably efforts to cause such registration statement to be declared effective by the Commission no later than one hundred fifty (150) days after the Closing Date if such registration is not reviewed by the SEC and no later than one hundred eighty (180) days after the Closing Date if such registration is reviewed by the SEC; (iii) keep such registration statement continuously effective until the recipients of Registrable Securities no longer hold any Registrable Securities that may not be sold either pursuant to (x) Rule 144(k) or (y) in their entirety in a single transaction pursuant to Rule 144; and (iv) use its commercially reasonable efforts to cause all Registrable Securities registered in accordance with this Section 5.3(a) to be listed for sale on NASDAQ concurrently with such registration.
          (b) Expenses of Registration. All registration expenses incurred in connection with the registration described in Section 5.3(a) shall be borne by Parent.
          (c) Information by Holders. The holders of Registrable Securities included in any registration shall furnish to Parent such information regarding such holders, the Registrable Securities held by them and the distribution proposed by such holders as Parent may request in writing and as shall be required in connection with any registration referred to in this Agreement.
          (d) Restrictions on Resale and Company Stockholder Acknowledgments. Notwithstanding anything herein to the contrary, each of the Company Stockholders by virtue of the approval of this Agreement (i) agrees that it shall not sell, transfer or otherwise dispose of (A) any Parent Common Stock issued to such the Company Stockholder in connection with the Merger prior to the date six (6) months after the Closing Date and (B) more than (1) 50% of the Parent Common Stock issued to such the Company Stockholder in connection with the Merger during the first three-month period commencing on the date six (6) months after the Closing Date, or (2) an additional 25% of the Parent Common Stock issued to such the Company Stockholder in connection with the Merger during the three-month period commencing on the date nine (9) months after the Closing Date; or (3) an additional 25% of the Parent Common Stock issued to such the Company Stockholder in connection with the Merger during the three-month period commencing on the date twelve (12) months after the Closing Date; (ii) understands and agrees that a stop-transfer order will be placed on the stock-transfer books of Parent respecting the certificates evidences such shares of Parent Common Stock, and such certificates shall bear a legend stating such restriction on resale,(iii) understands that any sale, transfer or disposition of Parent Common Stock made in contravention to the provisions of this

Section 5.2(d) shall be null and void, (iv) understands that the Parent Common Stock to be issued in connection with the Merger has not been registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (v) represents that it is acquiring the Parent Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (vi) represents that it is a sophisticated investor with knowledge and experience in business and financial matters, (vii) acknowledges that it has received certain information concerning Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Parent Common Stock, (viii) is able to bear the economic risk and lack of liquidity inherent in holding the Parent Common Stock, and (vi) is an Accredited Investor for the reasons set forth in Section 2.2(a) of the Company Disclosure Schedule.
     5.3 Indemnification of Directors and Officers. Each of the Company, Parent and Merger Sub agree that the indemnification obligations set forth in the Company’s Certificate of Incorporation and By-laws existing in favor of those persons who are directors and officers of the Company as of the date of this Agreement for their acts and omissions as directors and officers thereof prior to the Effective Time, shall survive the Merger and be observed by Parent and Merger Sub to the fullest extent permitted by applicable Law for a period of six years from the Effective Time.
SECTION 6. Additional Covenants of the Parties
     6.1 Public Announcements. During the Pre-Closing Period, Parent, Merger Sub and the Company shall not, without the prior written consent of the other parties, or unless otherwise required by law (including, without limitation, applicable securities laws), make any disclosure or announcement (whether or not in response to an inquiry) of the subject matter of this Agreement.
     6.2 Tax Matters
          (a) Allocation of Liability for Taxes. The Company Stockholders shall be responsible for all Taxes of the Company relating to (i) any taxable period that ends on or before the Closing Date and (ii) the portion of any Straddle Period ending at the end of the Closing Date as determined in accordance with Section 6.4(b) below. Parent shall be responsible for all Taxes of the Company relating to (i) any taxable period that begins after the Closing Date and (ii) the portion of any Straddle Period beginning after the Closing Date as determined in accordance with Section 6.4(b) below.
          (b) Allocation of Taxes for Straddle Periods. For purposes of this Section 6.4 and Section 9.2(a) and, whenever it is necessary to allocate the liability for Taxes for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending at the end of the Closing Date (borne by the Company Stockholders) and the portion of the Straddle Period beginning after the Closing Date (borne by Parent) will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of business on the Closing Date and the other of which began at the beginning of the day after the Closing Date, and items of income, gain, deduction, loss or credit for the Company for the Straddle Period will be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two (2) taxable years or periods on a daily basis.
          (c) Cooperation. Parent, the Company and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with preparing and filing all Tax Returns and in resolving all disputes, audits, or other proceedings with respect to Taxes and in any other matters pertaining to Taxes.
          (d) FIRPTA Certificate. At the Closing, the Stockholder Representative will furnish Parent an executed affidavit, in accordance with Treasury Regulation Section 1.897-2(h), which statement certifies, among other things, that an interest in the Company is not a “United States real property interest” within the meaning of Section 897(c).
SECTION 7. Conditions Precedent to Obligations of Parent and Merger Sub
          The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
     7.1 Accuracy of Representations. The representations and warranties of the Company set forth in this Agreement (excluding any representation or warranty that refers specifically to “the date of this Agreement,” “the date hereof” or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (without giving effect to any limitation as to materiality or Material Adverse Effect).
     7.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     7.3 Notices and Consents. All consents, approvals, authorizations or other orders of or by any Governmental Authority or other Person set forth on Schedule 2.16 hereto to the transactions contemplated by this Agreement shall have been obtained and be in effect as of the Closing Date.
     7.4 Stockholder Approval. Company Stockholders holding 100% of the total outstanding shares of Company Stock shall have approved and adopted this Agreement and approved the Merger (by written consent in form approved by Parent), and thereby shall have irrevocably and unconditionally waived and agreed not to exercise any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that such Company Stockholders or any other Person may have by virtue of the ownership of any Company Stock.
     7.5 No Restraints. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Parent to own the capital stock of the Surviving Corporation and to control the Surviving Corporation and its Subsidiaries, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses in all material respects (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).
     7.6 Documentation and Actions. All actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Parent and its counsel.
     7.7 Accredited Investors. Each of the Company Stockholders shall be an Accredited Investor and Parent shall have received a Stockholder Agreement, duly executed by each Company Stockholder.
     7.8 Officer’s Certificate. The Company shall have delivered to Parent a certificate signed on behalf of the Company by an officer of the Company which states that each of the conditions set forth in Sections 7.1-7.7 are satisfied in all respects.
     7.9 Escrow Agreement. Parent, Escrow Agent and the Stockholder Representative shall have entered into the Escrow Agreement.
     7.10 No Outstanding Options, Warrants or Bridge Notes. Each outstanding Company Warrant and Company Option shall have either been exercised or duly terminated and each of the Bridge Notes shall have been paid in full, and all mortgages, security interests and other encumbrances securing or otherwise arising under or relating to the Bridge Notes, shall have been released, discharged and terminated in full, in each case in form and substance reasonably satisfactory to Parent and it counsel.
SECTION 8. Conditions Precedent to Obligations of the Company
          The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:
     8.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub set forth in this Agreement (excluding any representation or warranty that refers specifically to “the date of this Agreement,” “the date hereof” or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (without giving effect to any limitation as to materiality or Material Adverse Effect).
     8.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     8.3 No Restraints. No permanent injunction or other final, non-appealable order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     8.4 Documentation and Actions. All actions to be taken by Parent and Merger Sub in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company and its counsel.
     8.5 Officer’s Certificate. Parent shall have delivered to the Company a certificate signed on behalf of Parent by an officer of Parent which states that each of the conditions set forth in Sections 8.1 and 8.2 are satisfied in all respects.
SECTION 9. Survival of Representations; Escrow; Indemnification; Remedies
     9.1 Survival of Representations. All representations and warranties made by the Company, Parent or Merger Sub herein shall survive the Closing. The representations and warranties set forth in this Agreement shall survive thereafter as follows: (a) the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; No Subsidiaries; Organizational Documents), 2.2 (Capitalization, Etc.) and 2.16 (Authority; Binding Nature of Agreement; Non-Contravention), and the representations and warranties of Parent and Merger Sub set forth in Sections 3.1 (Due Organization), 3.2 (Capitalization, Etc.) and 3.5 (Authority; Binding Nature of Agreement; Non-Contravention) (collectively, the "Fundamental Representations”), shall survive indefinitely; (b) the representations and warranties of the Company set forth in Sections 2.10 (Tax Matters) and 2.11 (Employee and Labor Matters; Benefit Plans) (collectively, the “Special Representations”), shall survive until the tenth day after the expiration of the applicable statute of limitations (as extended by agreement or otherwise) with respect to matters covered by those representations and warranties; and (c) all other representations and warranties set forth in this Agreement (the “General Representations”) shall survive until the date that is one (1) year following the Closing Date. No expiration of the survival of any representation or warranty shall in any way affect the survival of any other indemnity obligations contained in this Section 9, regardless of whether such indemnity obligations relate to matters also covered by representations and warranties. Notwithstanding the foregoing, if prior to            expiration of the survival of any representation or warranty, a party seeking indemnification under this Agreement delivers a notice in accordance with the terms of this Agreement stating a claim of Damages, then the relevant representation and warranty shall survive, solely as to such claim as is asserted in the applicable notice until such time as such claim is finally resolved.
     9.2 Indemnification.
          (a) Indemnity by Company Stockholders. Subject to the conditions and provisions of this Section 9, the Company Stockholders shall indemnify, defend and hold harmless any Parent Indemnified Person from and against and in respect of all claims of Damages incurred by the Parent Indemnified Persons, directly or indirectly, by reason of or resulting from (i) any breach of any representation or warranty given or made by the Company in this Agreement; provided, that for purposes of determining any Parent Indemnified Person’s right to indemnification hereunder, all qualifications in Section 2 relating to materiality and/or Material Adverse Effect shall be disregarded; and (ii) all Taxes of the Company relating to (A) any taxable period that ends on or before the Closing Date and (B) the portion of any Straddle Period ending at the end of the Closing Date as determined in accordance with Section 6.4(b).
          (b) Indemnity By Parent. Subject to the conditions and provisions of this Section 9, Parent shall indemnify, defend and hold harmless any Stockholder Indemnified Person from and against and in respect of all claims of Damages incurred by such Stockholder Indemnified Person, directly or indirectly, by reason of or resulting from any breach of any representation or warranty given or made by Parent or Merger Sub in this Agreement; provided, that for purposes of determining any Stockholder Indemnified Person’s right to indemnification hereunder, all qualifications in Section 3 relating to materiality and/or Material Adverse Effect shall be disregarded.
     9.3 Limitations.
          (a) Threshold Amounts. Notwithstanding the other provisions of this Section 9, the Company Stockholders shall not be obligated to indemnify any Parent Indemnified Person with respect to any claim for Damages pursuant to Section 9.2(a)(i) unless and until the aggregate amount that the Parent Indemnified Persons are entitled to receive thereunder in the absence of this clause exceeds $42,000 (the “Stockholder Basket”). At such time that the aggregate amount recoverable by the Parent Indemnified Persons from the Escrow Fund exceeds the Stockholder Basket, the Parent Indemnified Persons shall only be entitled to recover the aggregate amount in excess of the Stockholder Basket (in no event shall the Company Stockholders be obligated to provide indemnification for any dollar amount below the Stockholder Basket). Notwithstanding the other provisions of this Section 9, the Parent shall not be obligated to indemnify any Stockholder Indemnified Person with respect to any claim for Damages pursuant to Section 9.2(b) unless and until the aggregate amount that the Stockholder Indemnified Persons are entitled to receive in the absence of this clause exceeds $42,000 (the “Parent Basket”). At such time that the aggregate amount recoverable by the Stockholder Indemnified Persons exceeds the Parent Basket, the Stockholder Indemnified Persons shall only be entitled to recover the aggregate amount in excess of the Parent Basket (in no event shall the Parent be obligated to provide indemnification for any dollar amount below the Parent Basket).
          (b) Exclusivity of Remedies. The rights of any Stockholder Indemnified Person and Parent Indemnified Person to recover any amounts pursuant to this Section 9 shall be the sole and exclusive remedy of the Stockholder Indemnified Person and Parent Indemnified Person, respectively, for any breaches of any representation or warranty or provision of this Agreement and any other agreement entered into in connection with this Agreement or any claim against any Stockholder Indemnified Person or Parent Indemnified Person related to this transaction.
          (c) Limitation of Damages (Company Stockholders). In no event shall any Company Stockholder be liable for any amount exceeding the net proceeds actually received by such Company Stockholder as part of such Company Stockholder’s Pro Rata Share of the Merger Consideration under this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent’s (and any Parent Indemnified Person’s) sole and exclusive recourse against Company Stockholders with respect to any right to indemnification under Section 9.2(a)(i) in connection with breaches of the General Representations and the Special Representations shall be as follows:
               (i) The right to indemnification with respect to breaches of the General Representations in the aggregate shall be expressly limited to the Fair Market Value of the Merger Shares deposited in the Escrow Fund pursuant to Section 1.9 (the “General Representations Cap”), which may be satisfied through the Escrow Fund or as an offset to the Contingent Consideration as follows:
                    (1) The Parent Indemnified Persons shall first satisfy their indemnification rights with respect to breaches of the General Representations through recourse to the Escrow Fund.
                    (2) In the event that the Escrow Fund is insufficient to satisfy an indemnification claim with respect to a breach of the General Representations because the Parent Indemnified Parties have satisfied claims with respect to breaches of the Special Representations by obtaining payment from the Escrow Fund as provided in Section 9.3(c)(ii), then, subject to the General Representations Cap and Section 9.3(c)(iii), the Parent Indemnified Persons shall have the right to offset the payment of any Contingent Consideration then or thereafter due and payable by the amount of any such shortfall in the Escrow Fund.
               (ii) The right to indemnification with respect to breaches of the Special Representations shall be satisfied as follows:
                    (1) The Parent Indemnified Persons shall first satisfy their indemnification rights with respect to breaches of the Special Representations through recourse to the Escrow Fund.
                    (2) In the event that the Escrow Fund is insufficient to satisfy an indemnification claim with respect to a breach of the Special Representations, then, subject to Section 9.3(c)(iii), the Parent Indemnified Parties shall have the right to offset the payment of any Contingent Consideration by the amount of any such shortfall in the Escrow Fund.
               (iii) Notwithstanding anything contained in Sections 9.3(c)(i) and (ii), the ability of the Parent Indemnified Parties to offset the payment of the Contingent Consideration under Section 9.3(c) shall be limited to 15% of the amount of the Contingent Consideration otherwise due to the Company Stockholders at such time. In the event that the amount of offset is insufficient to satisfy fully indemnification obligations of the Company Stockholders as provided in this Section 9.3, the Parent Indemnified Parties shall have the right to offset any subsequent payments of Contingent Consideration by the amount of such shortfall.
               (iv) For purposes of satisfaction of indemnification claims through recourse to the Escrow Fund, Merger Shares held in the Escrow Fund shall be valued at the Fair Market Value.
          (d) Limitation of Damages (Parent) Notwithstanding anything in this Agreement to the contrary, the Company Stockholders’ (and any Stockholder Indemnified Person’s) sole and exclusive recourse against Parent with respect to any right to indemnification hereunder or other claims arising after the Closing with respect to the Merger or otherwise arising under or with respect to this Agreement shall be in the aggregate expressly limited to $3,183,498.
     9.4 Indemnification Procedures.
          (a) General. A person seeking indemnification under this Section 9 (the “Indemnitee”) shall give prompt written notice to party from whom indemnification is sought hereunder (the "Indemnifying Party”) of any claim of Damages which is asserted against, resulting to, imposed upon or incurred by such Indemnitee and which may give rise to liability of the Indemnifying Party pursuant to this Section 9, stating (to the extent known or reasonably anticipated) the nature and basis of such claim and the amount thereof. The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall be a condition precedent to any liability on the part of the Indemnifying Party under this Section 9 with respect to such claim of Damage.
          (b) Defense of Non-Tax Third Party Claims. Subject to Section 9.4(c), the Indemnifying Party shall have the right, at its option, to assume the defense using its own counsel of any claim or action brought by any third party that may give rise to an indemnification right of any party hereto. If the Indemnifying Party elects to assume the defense of any such matter, then:
               (i) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnifying Party’s election to assume the defense of such matter;
               (ii) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s officers, directors, employees or agents, and that the Indemnifying Party considers necessary or desirable for the defense of such matter;
               (iii) the Indemnitee shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such matter;
               (iv) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such matter;
               (v) the Indemnitee shall not admit any liability with respect to such matter; and
               (vi) the Indemnifying Party shall have the exclusive right to settle, adjust or compromise such matter, on such terms as it may deem appropriate, without the consent or approval of the Indemnitee or any other person or entity, provided, that any such settlement without consent or approval contains an unconditional release of the Indemnified Party.

               (vii) In the event that the Indemnifying Party fails or elects not to or is not entitled to assume the defense of the Indemnitee against any third party claim, then the Indemnitee shall have the right to undertake the defense, provided, however, that the Indemnitee shall not compromise or settle such third party claim or consent to entry of any judgment in respect thereof without the prior written consent of Indemnifying Party, which shall not be unreasonably withheld. In each case, the Indemnitee shall conduct the defense of the third party claim actively and diligently, and the Indemnifying Party will cooperate with the Indemnitee in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Indemnitee and relevant to the claim and will use their commercially reasonable efforts to make available all individuals reasonably requested by the Indemnitee for investigation, depositions and trial.
          (c) Defense of Tax Claims. The Indemnifying Party may elect to control, and may elect to have sole discretion in handling, settling or contesting any audit inquiry, information request, audit proceeding, suit, contest or any other action with respect to a Tax controversy for which it would be required to indemnify the other party if it acknowledges in writing that it has sole liability for any Taxes that might arise in such proceeding and agrees in writing to indemnify, defend and hold harmless the Indemnitee from and against and in respect of any such Taxes without regard for the limitations set forth in Section 9.3 (any such Tax controversy, a “Directed Tax Controversy”). The Indemnifying Party shall not compromise or settle any proceeding with respect to a Tax controversy without obtaining the Indemnitee’s prior written consent if such compromise or settlement would have the effect of increasing any Tax liability of the Company or otherwise adversely affecting any Tax attribute of the Company, in each case for any taxable period ending after the Closing Date. If the Indemnifying Party chooses to cause a Tax controversy to become a Directed Tax Controversy in accordance with the first sentence of this Section 9.4(c), the Indemnitee shall cause to be delivered to the Indemnifying Party powers of attorney authorizing the Indemnifying Party to represent the Company before the relevant taxing authority and such other documents as are reasonably necessary for the Indemnifying Party to control the conduct of such Directed Tax Controversy, consistent with the terms of this Section 9.4(c). The parties shall jointly control, and shall each have the right to participate in all activities and strategic decisions with respect to, any Tax controversy that is not a Directed Tax Controversy.
     For all purposes under this Section 9.4, if the Indemnifying Party is deemed to be the Stockholders, then all notices to and from the Indemnifying Party shall be made to and from the Stockholder Representative, and all rights of the Indemnifying Party hereunder shall be held by the Stockholder Representative.
     9.5 Characterization of Indemnity Payments. The Parties hereto agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Merger Consideration for all Tax purposes.
SECTION 10. Termination
     10.1 Termination Events. This Agreement may be terminated at any time before the Closing Date under any one or more of the following circumstances:

          (a) Parent and the Company may terminate this Agreement by mutual written consent; or
          (b) Parent may terminate this Agreement at any time prior to the Effective Time (i) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Parent has notified the Company of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (ii) if the Closing does not take place on or before January 31, 2006 by reason of the failure of any condition precedent under Section 7, unless such failure results from Parent’s or Merger Sub’s failure to comply with or perform in any material respect any covenant under this Agreement; or
          (c) The Company may terminate this Agreement at any time prior to the Effective Time (i) in the event Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Parent of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (ii) if the Closing does not take place on or before January 31, 2006 by reason of the failure of any condition precedent under Section 8, unless such failure results from Company’s failure to comply with or perform in any material respect any covenant under this Agreement.
     10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate and all materials provided by the Disclosing Party shall be immediately returned by the Receiving Party (as defined in Section 11.4), or the Receiving Party shall certify to the Disclosing Party that such materials have been destroyed; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11.4.
SECTION 11. Diligence Obligations
     11.1 Development and Commercialization of Company Products. Parent shall itself or through its Affiliates or sublicensees use Commercially Reasonable Efforts in the development of at least one HDAC Inhibitor and at least one Aurora Kinase Inhibitor. For purposes of this Section 11.1, "Commercially Reasonable Efforts” shall mean the efforts and resources used by bio-pharmaceutical companies similarly situated as Parent, consistent with generally-accepted industry standards, with regard to the development, manufacture and commercialization of pharmaceutical products of similar market and profit potential at a similar stage in development or product life, taking into account all factors that impact the manufacturing, development, marketing and sales of such products, as applicable. It is understood that the potential of any product in development may change from time to time based upon changing scientific, business, marketing, resource and return on investment considerations. The exercise by Parent of Commercially Reasonable Efforts is to be determined by judging its efforts taking into account all of these factors..
SECTION 12. Miscellaneous.

     12.1 Fees and Expenses. Except as otherwise provided herein, Parent shall pay all of the fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement by any party hereto (the “Fees”) and the other agreements contemplated by this Agreement, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. At least two (2) business days prior to the Closing, the Company shall deliver to Parent final invoices for all Fees incurred by the Company. Any such Fees in excess of $1.25 million will result in reduction of the number of Merger Shares to be issued in the Merger on a dollar for dollar basis based on the Fair Market Value. With respect to any Fees not included in the final invoices referred to above in excess of $1.25 million in the aggregate, Parent shall have the right (i) to receive from the Escrow Fund the amount of any such Fees and (ii) to exercise its right to offset set forth in Section 1.6.
     12.2 Disclosure Schedules. Each of the Company Disclosure Schedule and the Parent/Merger Sub Disclosure Schedule (each, a “Disclosure Schedule”) has been arranged, for purposes of convenience only, as separate parts corresponding to the sections of Section 2 or Section 3, respectively. Any information set forth in any part of a Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other parts of the Disclosure Schedule as though fully set forth in such other parts (whether or not specific cross-references are made) and shall be deemed to qualify and limit all representations and warranties of the Company or the Parent or Merger Sub, as applicable, set forth in this Agreement, provided that such deemed disclosure would be appropriate and reasonably apparent on the face of the actual disclosure without reference to the underlying document or information. No reference to or disclosure of any item or other matter in a Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in a Disclosure Schedule. The information set forth in a Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.
     12.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) the first business day after sent by registered mail, by courier or express delivery service or by facsimile, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

EntreMed, Inc.
9640 Medical Center Drive
Rockville, MD 20850
Attention: General Counsel
Chief Financial Officer
Facsimile: (240) 864-2624

with a copy to:

Arnold & Porter LLP
555 12th St., NW
Washington, DC 20004
Attention: Richard Baltz
Facsimile: (202) 942-5999

if to the Company:

Miikana Therapeutics, Inc.
6519 Dumbarton Circle
Fremont, CA 94555
Attention: Dinesh Patel
Facsimile: (510) 818-9955

with a copy to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Barclay Kamb
Facsimile: (650) 849-7400
     12.4 Confidentiality. During the Pre-Closing Period, or alternatively, in the event this Agreement is terminated pursuant to Section 10, (a) each party (the “Receiving Party”) shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Receiving Party’s possession that relates to the business of the other party (the “Disclosing Party”), and (b) each Receiving Party shall continue to keep the terms of this Agreement and the other agreements, documents and instruments referred to in or contemplated by this Agreement strictly confidential. During the Pre-Closing Period and following the Effective Time, each Stockholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Stockholder’s possession that relates to the business of the Company or Parent, and (b) each Stockholder shall continue to keep the terms of this Agreement and the other agreements, documents and instruments referred to in or contemplated by this Agreement strictly confidential.
     12.5 Headings. The bold-faced section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     12.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     12.7 Governing Law; Venue.

          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).
          (b) Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party to this Agreement:
               (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such Legal Proceeding;
               (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and
               (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
     12.8 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; Parent; and the respective successors and assigns (if any) of the foregoing.
     12.9 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     12.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
     12.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     12.12 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any), except that the provisions set forth in Section 9 also shall be for the benefit of, and enforceable by the Stockholder Representative and any Stockholder Indemnified Person, any Parent Indemnified Person and their respective their successors and assigns (if any).
     12.13 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.
     12.14 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of December 22, 2005.

EntreMed, Inc.

Name: James S. Burns
Title: President and Chief Executive Officer

E.M.K. Sub, Inc.

Name: James S. Burns
Title: President

Miikana Therapeutics Inc.

Name: Dinesh V. Patel
Title: President and Chief Operating Officer

Stockholders’ Representative

By:

Andrew J. Schwab

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
Accredited Investor. “Accredited Investor” shall mean an “accredited investor” within the meaning of Regulation D under the Securities Act.
Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including all Disclosure Schedules), as it may be amended from time to time.
Affiliate. “Affiliate” shall mean, with respect to any Person, (i) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (ii) with respect to any natural person or individual, such Person’s immediate family members and any trust or family partnership for the benefit of such Person or such Person’s immediate family.
Aurora Kinase Inhibitor. “Aurora Kinase Inhibitor” shall mean a pharmaceutical product that is an inhibitor of one or more Aurora kinases and developed, produced, manufactured, derived from or would infringe, absent a license or ownership, any of the Intellectual Property owned by or licensed to the Company.
Bridge Notes. “Bridge Notes” shall mean each of the notes issued pursuant to the Note and Warrant Purchase Agreement, dated October 28, 2005 among Miikana and the Purchasers named therein.
Capital Stock. “Capital Stock” shall mean shares of equity securities of the Company.
COBRA. “COBRA” shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended.
Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.
Company Common Stock. “Company Common Stock” shall mean shares of the common stock of the Company, par value $0.001.
Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.
Company Business. “Company Business” shall mean the business of the Company as currently conducted, including the use of Company Products.

Company Option. “Company Option” shall mean all issued and outstanding options or other rights (including commitments to grant options or other rights, but excluding Company Warrants) to purchase or otherwise acquire Capital Stock (whether or not vested) held by any Person.
Company Products. “Company Products” shall mean those certain Aurora kinase inhibitor products or histone deacetylase (HDAC) inhibitor products, as the case may be, developed by the Company prior to or as of the Closing Date.
Company Series A Preferred Stock. “Company Series A Preferred Stock” shall mean shares of the Series A preferred stock of the Company, par value $0.001.
Company Series B Preferred Stock. “Company Series B Preferred Stock” shall mean shares of the Series B preferred stock of the Company, par value $0.001.
Company Warrants. “Company Warrants” shall mean all issued and outstanding warrants to purchase Capital Stock held by any Person.
Damages. “Damages” shall mean any liabilities, losses, damages, penalties, fines, costs or expenses, including reasonable legal, expert and consultant fees and expenses, but excluding any special, indirect, consequential, exemplary and punitive damages and also excluding any damages associated with any lost profits or lost opportunities; provided, however, that for purposes of computing the amount of any Damages incurred by a Person: (i) there shall be deducted an amount equal to the amount of any tax benefit actually received or receivable by such Person, in connection with such Damages or any of the circumstances giving rise thereto; (ii) there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received or receivable by such Person (including its affiliates), in connection with such Damages or any of the circumstances giving rise thereto.
DGCL. “DGCL” means the Delaware General Corporation Law, as in effect from time to time.
Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
Fair Market Value. “Fair Market Value” shall mean the average of the closing price of Parent Common Stock as quoted or traded on the NASDAQ Stock Market over the twenty (20) trading day period ending three (3) trading days before (i) the Closing Date, both with respect to the Merger Shares and for purposes of satisfaction of determining the value of Merger Shares held in the Escrow Fund, and (ii) the payment date for the applicable Triggering Event, with respect to Parent Common Stock that may be issued as Contingent Consideration.
Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
HDAC Inhibitor. “HDAC Inhibitor” shall mean a pharmaceutical product that is an inhibitor of histone deacetylase (HDAC) and developed, produced, manufactured, derived from or would infringe, absent a license or ownership, any of the Intellectual Property owned by or licensed to the Company.
Intellectual Property. “Intellectual Property” shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States, international and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (c) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (d) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (e) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).
Law. “Law” shall mean any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.
Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
Lien. “Lien” shall mean any lien, charge, pledge, security interest, claim or other encumbrance, except for Permitted Liens.

Material Adverse Effect. A violation or other matter will be deemed to have a “Material Adverse Effect” on a party if (a) such violation or other matter would have a material adverse effect on the party’s business, condition, assets, liabilities, operations, financial performance or prospects; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and there shall not be taken into account in determining whether there has been a Material Adverse Effect any adverse effect arising from or attributable or relating to: (i) conditions affecting (A) the industries in which a party operates or participates, or (B) the U.S. or global economy or financial markets; (ii) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement; or (iii) the taking of any action contemplated by this Agreement, or (b) such violation would prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.
Merger Consideration. “Merger Consideration” shall mean any Merger Shares issued in connection with the Merger and any Contingent Consideration paid or issued pursuant to Section 1.6 hereof.
Parent Common Stock. “Parent Common Stock” shall mean shares of the common stock of the Parent.
Parent Indemnified Person. “Parent Indemnified Person” shall mean Parent, its affiliates and the respective successors and assigns of each of the foregoing.
Parent/Merger Sub Disclosure Schedule. “Parent/Merger Sub Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Company on behalf of each of Parent and Merger Sub.
Permitted Liens. “Permitted Liens” shall mean (i) Liens for Taxes and other governmental charges and assessments which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other Liens or imperfections on property which are de minimus in amount or minimally detract from the value of or minimally impair the existing use of the property affected by such Lien, imperfection or such other matter, agreement or exception.
Person. “Person” shall mean any individual, Entity or Governmental Body.
Phase I Study. “Phase I Study” shall mean a human clinical study designed or intended to establish an initial safety profile, pharmacodynamics or pharmacokinetics of product, as further
Phase II Study. “Phase II Study” shall mean a human clinical trial that is intended to initially evaluate the effectiveness of a product for a particular indication or indications in patients with the disease or indication under study, as further defined in 21 CFR §312.21(b) or any successor regulation thereto or foreign equivalents.

Pivotal Study. “Pivotal Study” shall mean a human clinical trial the results of which could be used as pivotal to establish safety and efficacy of a product as a basis for a marketing approval application submitted to the FDA or the appropriate regulatory authority of such other country, as further defined in 21 CFR §312.21(c), or any successor regulation thereto or foreign equivalents. For clarity, a phase II/III study satisfying the requirements of both a Phase II Study and a Pivotal Study or a Phase II Study satisfying the requirements for regulatory approval, will, for purposes of this Agreement, be deemed both a Phase II Study and a Pivotal Study.
Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, affiliates and representatives.
SEC. “SEC” shall mean the United States Securities and Exchange Commission.
Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
Stockholder Agreement. “Stockholder Agreement” shall mean an agreement, in form and substance reasonably acceptable to Parent, from each of the Company Stockholders acknowledging and agreeing to the matters set forth in Sections 1.6(e), 1.6(g), 5.2(d) and 9 hereof and other matters as reasonably requested by Parent in advance of the Closing Date.
Stockholder Indemnified Person. “Stockholder Indemnified Person” shall mean a Stockholder, its affiliates and the respective successors and assigns of each of the foregoing.
Straddle Period. “Straddle Period” shall mean any taxable period that begins on or prior to the Closing Date and ends after the Closing Date.
Subsidiary. “Subsidiary” of any person means another person, an amount of the voting securities or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) and is owned directly or indirectly by such first person.
Tax. “Tax” or “Taxes” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
Treasury Regulations. “Treasury Regulations” shall mean the United States Income Tax Regulations promulgated under the Code.